GH Capital, Inc.

March 3, 2017

Dear Carl:

On behalf of the Board of Directors (the "Board") and the shareholders of GH Capital, Inc. (the "Company"), we are pleased to inform you that it is the intention of retain you as a director of the Company for the next 12 months, to automatically renew, unless otherwise authorized by the consent of the shareholders.

As you are aware, the Company is a Florida corporation and therefore your rights and duties as a Board member of the Company are prescribed by Florida law, our charter documents as well as by the policies established by our Board from time to time. Your duties and responsibilities will be commensurate of those of a director of a publicly traded company. In addition, you may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

From time to time, our Board may establish certain other committees to which it may delegate certain duties. You will be appointed by the Board to serve on at least one committee (initially, the Audit Committee). In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in Santa Clara, California. We would hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

It is expected that during the term of your Board membership with the Company you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

For your services to Company, you will be compensated an initial sum of shares equal to five hundred thousand (500,000) shares at .15 per share of the Company’s capital stock, pursuant to Section 2.14 of the Bylaws of the Company and resolutions of the Board.

The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth above is subject to such future changes and modifications as the Board or its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation.

Upon the expiration of your term, exactly 12 months from your acceptance of the post, your position shall automatically renew unless otherwise consented by the shareholders of the Company, or if you choose to resign prior to the expiration of your term.

Please note that nothing in this letter or any agreement granting you equity should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members

GH Capital, Inc.

or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter, you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

________________________

Wolfgang Ruecker, Chairman of the Board of Directors

Acknowledged and agreed to on this ___ of February 2017.

________________________

Carl Podeyn